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                                                                    EXHIBIT 5.1



                               September 16, 1998

Budget Group Capital Trust
c/o Budget Group, Inc.
125 Basin Street, Suite 210
Daytona Beach, Florida 32114

           Re:   Budget Group Capital Trust

Ladies and Gentlemen:

           We have acted as counsel to Budget Group, Inc., a Delaware corporation (the "Company"), in connection with the shelf registration, pursuant to a Registration Statement on Form S-3 (File No. 333-61429) filed with the Securities and Exchange Commission (the "Commission") on August 13, 1998, as amended by Amendment No. 1 filed with the Commission on September 16, 1998 (the "Registration Statement") of the Company and Budget Group Capital Trust, a statutory business trust formed under the laws of the State of Delaware (the "Trust") under the Securities Act of 1933 (the "Securities Act"), of (i) 6,000,000 shares of 6.25% Convertible Preferred, Remarketable Term Income Deferrable Equity Securities of the Trust representing undivided beneficial interests in the assets of the Trust (the "HIGH TIDES") issued on June 19, 1998 pursuant to the Amended and Restated Declaration of Trust of the Trust dated June 19, 1998 between the Company and the trustees named therein, (ii) the guarantee of the Company as to the payment of distributions and payments upon redemption or liquidation of the HIGH TIDES pursuant to and to the extent set forth in the Guarantee Agreement dated as of June 19, 1998 between the Company, the Trust and The Bank of New York, as trustee (the "Guarantee"), (iii) the 6.25% HIGH TIDES Debentures Due 2028 of the Company (the "HIGH TIDES Debentures") issued on June 19, 1998 pursuant to the Indenture dated June 19, 1998 between the Company and The Bank of New York, as trustee (the "Indenture"), and (iv) the shares of Class A Common Stock, $0.01 par value, of the Company (the "Common Stock") issuable upon conversion of the HIGH TIDES.

           In our capacity as such counsel, we have reviewed (i) the Registration Statement, (ii) the Indenture, and (iii) the Guarantee. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals, the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly. We have
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relied, as to the matters set forth therein, on certificates of public officials, and we have assumed the same to have been properly given and to be accurate.

           We have assumed that the Indenture and the Guarantee are valid and binding agreements of the parties thereto (other than the Company) enforceable against the parties thereto (other than the Company) in accordance with their respective terms.

           This opinion is limited in all respects to the laws of the State of New York, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

           Based upon and subject to the foregoing, we are of the opinion that:

           1. The HIGH TIDE Debentures issued under the Indenture constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

           2. The Guarantee constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to the enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and to general equitable principles.

           3. The Common Stock, when issued upon conversion of the HIGH TIDES in accordance with the terms of the HIGH TIDES, will be duly authorized, validly issued, fully paid and nonassessable.

           This opinion is given as of the date hereof, and we assume no obligation to update this opinion to reflect any fact or circumstance that may hereafter come to our attention or any change in any law or regulation that may hereafter occur.

           We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                              Very truly yours,

                                              /S/ King & Spalding